Exhibit A-10

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on December 13, 2010.

/s/ Daniel E. Shapiro
Daniel E. Shapiro First Deputy Secretary of State

Rev. 06/07

RESTATED CERTIFICATE OF INCORPORATION

OF

BEST CELLARS INC.

Under Section 807 of the New York Business Corporation Law

BEST CELLARS INC., a corporation organized and existing under and by virtue of the Business Corporation Law of the State of New York (the “Corporation”). HEREBY CERTIFIES THAT:

1. The name of this Corporation is BEST CELLARS INC. This Corporation was originally incorporated under the same name; the original Certificate of Incorporation was filed with New York Department of State on July 14, 1995; a Certificate of Amendment of such Certificate of Incorporation was filed with New York Department of State on May 23, 1996;

2. By unanimous written consent of the Board of Directors of this Corporation, filed with the minutes of this Corporation, resolutions were duly adopted setting forth the proposed restatement of the Certificate of Incorporation of this Corporation and declaring said restatement to be advisable.

3. The shareholders of this Corporation approved such amendment and restatement at a meeting of shareholders. The holders of a majority of the outstanding stock entitled to vote thereon have voted such stock in favor of said amendment and restatement.

4. The Certificate of Incorporation as now in full force and effect is hereby amended to effect the following changes:

(a) to amend Article IV to change this Corporation’s authorized shares of common stock, $0.01 par value, from 10,000,000 common shares to 15,000,000 common shares, and to authorize 3,300,000 shares of preferred stock, $0.001 par value, of which 3,300,000 shall he designated Series A Convertible Preferred Stock and to state the rights, preferences, restrictions and privileges of this Corporation’s capital stock;

(b) to amend Article V to change the address of this Corporation;

(c) to amend and restate in its entirety Article VI, relating to the limitation of liability of the directors of this Corporation;

(d) to delete Article VII in its entirety, and replace it with a new Article VII, relating to Bylaws;

(e) to add Article VIII, relating to management of the business and for the conduct of the affairs of this Corporation;

(f) to add Article IX, relating to indemnification;

(g) to add Article X, relating to shareholder actions;

(h) to add Article XI, relating to amendment of the Certificate of Incorporation; and

(i) to add Article XII, relating to the Corporation’s existence.

5. The Certificate of Incorporation of the Corporation is hereby restated to set forth its entire text, as amended, to read in full as follows:

CERTIFICATE OF INCORPORATION

OF

BEST CELLARS INC.

Under Section 402 of the New York Business Corporation Law

ARTICLE I

The name of this corporation is BEST CELLARS INC. (the “Corporation”).

ARTICLE II

The purpose of this Corporation is to engage in any lawful act activity for which corporations may be organized under Article IV of the Business Corporation Law (the “BCL”), except that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

ARTICLE III

The office of this Corporation is to be located in the County of New York, State of New York.

ARTICLE IV

A. Classes of Stock

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that this Corporation is authorized to issue is Fifteen Million (15,000,000) shares, with a par value of $0.01 per share. The total number of shares of Preferred Stock that this Corporation is authorized to issue is Three Million Three Hundred Thousand (3,300,000). par value. $0.001.

B. Rights, Preferences and Restrictions of Preferred Stock

The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The powers, preferences, privileges and other rights, and the qualifications, limitations and restrictions granted to and imposed on the Series A Convertible

Preferred Stock, which series consists of Three Million Three Hundred Thousand (3,300,000) shares (the “Series A Preferred Stock”), par value $.001, are as set forth below in this Section IV(B).

1. Dividend Provisions

The holders of shares of Series A Preferred Stock are entitled to participate on a parity with the holders of Common Stock in any dividends paid or set aside for payment (other than dividends payable solely in shares of Common Stock) so that holders of the Series A Preferred Stock shall receive, at the time that such dividend is paid to the holders of Common Stock, with respect to each share of Series A Preferred Stock an amount equal to (x) the dividend payable with respect to each share of Common Stock multiplied by (y) the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for such dividend.

2. Liquidation Preference

(a) In the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (A) $2.45 for each outstanding share of Series A Preferred Stock and (B) an amount equal to all declared and unpaid dividends on such share (subject to adjustment for any stock splits, subdivisions, stock dividends, combinations, recapitalizations and the like (collectively, “Recapitalizations”)) (the “Series A Preferential Amount”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock is insufficient to permit the payment to such holders of the full Series A Preferential Amount, then the entire assets and funds of this Corporation legally available for distribution to shareholders will be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV(B)(2)(a).

(b) Upon completion of the distribution required by Section IV(B)(2)(a), all of the remaining assets of this Corporation available for distribution to shareholders will be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held or deemed held by each.

(c) (i) For purposes of this Section IV(B)(2), a liquidation, dissolution or winding up of this Corporation will be deemed to be occasioned by, or to include (unless the holders of at least a majority of the voting power of the Series A Preferred Stock determine otherwise):

(A) the acquisition of this Corporation by another entity (including, without limitation, any merger, reorganization or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of this Corporation) in which this

Corporation’s shareholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for this Corporation’s acquisition or otherwise) fail to hold at least 50% of the voting power or ownership interests of the resulting or surviving corporation following such acquisition; or (B) the disposition to another person[s] of all or substantially all of the assets of this Corporation in one transaction or a series of related transactions. Any such transaction contemplated by clause (A) or (B) of this Section IV (B)(2)(c)(i) will hereinafter be referred to as a “Corporate Transaction.”

(ii) If the consideration received by this Corporation in any Corporate Transaction is other than cash, its value will be deemed its fair market value as determined below:

(A) Securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s, status as an affiliate or former affiliate):

(1) if traded on a securities exchange or through the Nasdaq National Market, the value will be deemed to be the average of the closing prices of the securities on such market over the thirty (30) day period ending five (5) days prior to the closing of the Corporate Transaction;

(2) if actively traded over-the-counter other than through the Nasdaq National Market, the value will be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending five (5) days prior to the closing of the Corporate Transaction; and

(3) if there is no active public market, the value will be the fair market value thereof, as mutually determined by the Board of Directors of this Corporation and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, and if not so mutually determined, then the Board of Directors and the holders of at least a majority of the then outstanding shares of Series A Preferred stock will choose an independent third party to determine the appropriate value.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) will be to make an appropriate discount from the value determined as above in Section IV(B)(2)(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of this Corporation and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, and if not so mutually determined, then the Board of Directors and the holders of at least a majority of the then outstanding shares of Series A Preferred stock will choose an independent third party to determine the appropriate value.

(C) The value of assets other than securities will be their fair market value, as mutually determined by the Board of Directors of this Corporation and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, and if not so mutually determined, then the Board of Directors and the holders of at least a majority of the then outstanding shares of Series A Preferred stock will choose an independent third party to determine the appropriate value.

(d) The Corporation shall give each holder of record of at least 50,000 shares of Series A Preferred Stock written notice of Such impending Corporate Transaction not later than fifteen days prior to the shareholders’ meeting called to approve such Corporate Transaction, or fifteen days prior to the closing of such Corporation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Corporate Transaction. The first of such notices shall describe the material terms and conditions of the impending Corporation Transaction and the provisions of this section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Corporate Transaction shall in no event take place sooner than fifteen days after the Corporation has given the first notice provided for herein or sooner than ten days after the Corporation has given notice of any material changes provided for herein; provided, that such periods may be shortened upon the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock that are entitled to such notice rights.

(e) In the event the requirements of Section IV(B)(2)(d) are not complied with, the Corporation shall forthwith either cause the closing of such Corporate Transaction to be postponed until such requirements have been complied with, or cancel such Corporate Transaction, in which event, the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section IV(B)(2)(d) hereof.

3. Conversion

The holders of shares of Series A Preferred Stock will have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock is convertible, at the option of the holder thereof and without payment of any additional consideration, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price per share (as defined below) by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock is $2.45 (the “Original Issue Price”). The Series A Conversion Price will be subject to adjustment as set forth in Section IV(B)(3)(d).

(b) Automatic Conversion. Each share of Series A Preferred Stock will automatically and without further action on the part of this Corporation or any holder of Series A

Preferred be converted into shares of Common Stock at the Conversion Price in effect at the time upon the earlier of (i) except as provided in Section IV(B)(3)(c), this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended(the “Act”) (other than a registration statement relating either to the sale of securities to employees of this Corporation pursuant to its stock option, stock purchase or similar plan or a transaction pursuant to Rule 145 under the Act), at a public offering price per share of not less than $10 (as adjusted for Recapitalizations) and in which the aggregate net proceeds (after, without limitation, deductions of underwriters’ commissions and offering expenses) to this Corporation exceed $25,000,000 (a “Qualifying IPO”) or (ii) the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock will be entitled to convert the same into shares of Common Stock, he, she or it must surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, give written notice to this Corporation at its principal corporate office, of the election to convert the same and state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation will, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid. Such conversion will be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act (including, without limitation, an automatic conversion pursuant to Section IV(B)(3)(b) above), the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock will not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Series A Preferred Stock will be subject to adjustment from time to time as follows:

(i) (A) If this Corporation issues, after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section IV(B)(3)(d)(i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section IV(B)(3)(d)(i)(E) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to Section IV(B)(3)(d)(i)(E) immediately prior to such issuance plus the number of shares of such Additional Stock.

(B) No adjustment of the Conversion Price for the Series A Preferred Stock will be made in an amount less than one one-hundredth of a cent per share, provided that any adjustments that are not required to be made by reason of this sentence will be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or will be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections IV(B)(3)(d)(i)(E)(3) and IV(B)(3)(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section IV(B)(3)(d)(i) shall have the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration will be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash will be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of warrants or options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or warrants or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions will apply for all purposes of this Section IV(B)(3)(d)(i) and Section IV(B)(3)(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time but without taking into account potential antidilution adjustments), of such warrants or options to purchase or rights to subscribe for Common Stock will be deemed to have been issued at the time such warrants or options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections IV(B)(3)(d)(i)(C) and IV(B)(3)(d)(i)(D)), if any, received by this Corporation upon the issuance of such warrants, options or rights (without taking into account potential antidilution adjustments) plus the minimum exercise price provided in such warrants, options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time but without taking into account potential antidilution adjustments), for any such convertible or exchangeable securities or upon the exercise of warrants or options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof will be deemed to have been issued at the time such securities were issued or such warrants, options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related warrants, options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related warrants, options or rights (the consideration in each case to be determined in the manner provided in Sections IV(B)(3)(d)(i)(C) and IV(B)(3)(d)(i)(D))

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such warrants, options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such warrants, options, rights or securities, will be recomputed to reflect such change, but no further adjustment will be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such warrants, options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such warrants, options or rights, the termination of any such rights to convert or exchange or the expiration of any warrants, options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such warrants, options, rights or securities or warrants, options or rights related to such securities, will be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such warrants, options or rights, upon the conversion or exchange of such securities or upon the exercise of the warrants, options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections IV(B)(3)(d)(i)(E)(l) and IV(B)(3)(d)(i)(E)(2) will be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section IV(B)(3)(d)(i)(E)(3) or IV(B)(3)(d)(i)(E)(4).

(ii) “Additional Stock” means any shares of Common Stock issued (or deemed to have been issued pursuant to Section IV(B)(3)(d)(i)(E)) by this Corporation after the applicable Purchase Date other than:

(A) Shares of Common Stock issuable upon conversion of the Series A Preferred Stock;

(B) Common Stock issued pursuant to a transaction described in Section lV(B)(3)(d)(iii) hereof;

(C) shares of Common Stock issued or issuable to employees, consultants or directors of this Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this Corporation so long as the total number of shares of Common Stock so issued or issuable (and not repurchased at cost by the Corporation in connection with the termination of employment or other provision of services to the Corporation and not subject to options that expire unexercised) does not exceed 612,500 shares;

(D) shares of Common Stock (including shares pursuant to an over-allotment right) issued or issuable in a bona fide, firmly underwritten public offering registered under the Act before or in connection with which all outstanding shares of Series A Preferred Stock will be automatically converted to Common Stock;

(E) shares of Common Stock issued pursuant to the conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Purchase Date or subsequently issued pursuant to this Section IV(B)(3)(d)(ii);

(F) shares of Common Stock issued or issuable in consideration other than cash in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by a majority of the then outstanding shares of Series A Preferred Stock; or

(G) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution, approved by the Board of Directors of this Corporation, including a majority of the members of the Board of Directors who are not employed by the Corporation.

(iii) In the event this Corporation should at any time or from time to time after the applicable Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, exchangeable for, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock will be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock will be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents; provided, however, that if such record date is fixed and such dividend is not paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price will be adjusted pursuant to this Section IV(B)(3)(d)(iii) to reflect the actual payment of such dividend or distribution.

(iv) If the number of shares of Common Stock outstanding at any time after the applicable Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock will be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock will be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this Corporation declares a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section IV(B)(3)(d)(ii), then, in each such case for the purpose of this Section IV(B)(3)(e), the holders of the Series A Preferred Stock will be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of the Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f) Reclassifications. If at any time or from time to time the Common Stock of this Corporation is changed into the same or a different number of shares of any class or classes of stock whether by Recapitalization or otherwise (other than a Recapitalization, reclassification, exchange, reorganization, substitution or merger or sale of assets provided for elsewhere in Section IV(B)(2) or this Section IV (B)(3)), provision will be made so that the holders of the Series A Preferred Stock thereafter entitled to receive upon conversion of the Series A Preferred Stock the kind and number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock held by such holder would have been entitled on such reclassification. In any such case, appropriate adjustment will be made in the application of the provisions of this Section IV(B)(3) with respect to the rights of the holders of the Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section IV(B)(3) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) will be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. This Corporation will not without the consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section IV(B)(3) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares will be issued upon the conversion of any share or shares of Series A Preferred Stock, and the number of shares of Common Stock to be issued will be rounded to the nearest whole share. The number of shares of Common Stock to be issued upon such conversion will be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section IV(B)(3), this Corporation, at its expense, will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation will, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of the Series A Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation will mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion, Exercise or Exchange. This Corporation will at all times reserve and keep available out of its authorized but unissued shares of (i) Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and (ii) Series A Preferred Stock issuable upon exercise of any outstanding options, warrants or other rights, and if at any time the number of authorized but unissued shares of Common Stock and Series A Preferred Stock, as applicable are not sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as are available to the holder of such Series A Preferred Stock or options, warrants or other rights, this Corporation will take such corporate action as it deems necessary to increase its authorized but unissued shares of Common Stock and Series A Preferred Stock, as applicable, to such number of shares as will be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section IV(B)(3) to be given to the holders of shares of Preferred Stock will be deemed given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at his address appearing on the books of this Corporation.

4. Voting Rights

(a) General Voting Rights. The holder of each share of Series A Preferred Stock will have the right to one vote for each share of Common Stock into which such share of Series A Preferred Stock could then be converted, and with respect to such vote, such holder will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and will be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Bylaws of this Corporation, and will be entitled to vote, together with holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote (including, without limitation, election of directors to the Corporation’s Board of Directors). Fractional votes will not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) will be rounded to the nearest whole number (with one half being rounded upward).

(b) Voting for the Election of Directors. The Board of Directors shall consist of five directors. For as long as at least fifty percent (50%) of the shares of Series A Preferred Stock originally issued remain outstanding (appropriately adjusted to reflect Recapitalizations), the holders of the Series A Preferred Stock shall be entitled to elect one director. In the case of any vacancy in the office of a director elected by the holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock may, by affirmative vote of a majority of the shares of the Series A Preferred Stock, elect a successor to hold office for the unexpired term of the director whose place is vacant.

5. Status of Converted Stock

In the event any shares of Preferred Stock are converted pursuant to Section IV(B)(3), the shares so converted will be cancelled and will not be issuable by this Corporation. This

Certificate of Incorporation will be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

6. Redemption

The Series A Preferred Stock is not redeemable.

7. Restrictions on Certain Corporate Actions

For so long as more than fifty percent (50%) of the number of shares of Series A Preferred Stock originally issued remain outstanding, the Company will not without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(a) amend the Charter or By-laws so as to change or adversely affect any of the rights, preferences or privileges of, or the qualifications, limitations or restrictions of, the shares of Series A Preferred Stock;

(b) increase or decrease the total number of authorized shares of Series A Preferred Stock;

(c) authorize or issue, or obligate itself to issue, any security, including any security convertible into or exercisable or exchangeable for any security, having rights, preferences or privileges senior or superior to or on a parity with the Series A Preferred Stock, with respect to dividends, liquidation, redemption or voting;

(d) effect any reclassification of any outstanding shares of capital stock of the Company into shares having rights, preferences or privileges senior or superior to or on a parity with the Series A Preferred Stock with respect to voting, dividends, redemption or on liquidation;

(e) increase or decrease the size of the Board of Directors of the Company to a number of members other than five (5);

(f) declare or pay dividends or make other distributions on any capital stock of the Company;

(g) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock or any other series of Preferred Stock; provided, however, that this restriction does not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to the Company;

(h) incur indebtedness in excess of $5,000,000;

(i) materially change the business in which the Company is engaged in as of the date of the Initial Closing under the Series A Purchase Agreement;

(j) increase the number of shares of Common Stock of the Company reserved for issuance pursuant to the Company’s stock option plan, stock purchase or other incentive plan or for the exercise of warrants by more than 612,500 shares;

(k) dissolve, liquidate or wind-up the Company, or

(1) (1) sell, lease, transfer, convey or otherwise dispose of all or substantially all of the Company’s assets or business or otherwise effect a liquidation, (2) merge into or consolidate with any other entity (other than a wholly-owned subsidiary) or (3) effect any transaction or series of related transactions in which the shareholders of the Company immediately prior to such transaction hold, immediately after such transaction, less than a majority of the voting power of the Company; provided, however. the foregoing does not apply to a transaction effected solely for the purpose of changing the Company’s domicile.

C. Common Stock

The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section IV(C).

1. Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock are entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights

Upon the liquidation, dissolution or winding of this Corporation, the assets of this Corporation will be distributed as provided in Section IV(B)(2).

3. Voting Rights

The holder of each share of Common Stock has the right to one vote for each such share, and is entitled to notice of any shareholders’ meeting in accordance with the Bylaws of this Corporation, and is entitled to vote upon such matters and in such manner as may be provided by law.

4. Redemption

The Common Stock is not redeemable.

ARTICLE V

The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State of the State of New York shall mail a copy of any process against the Corporation served upon him is 180 Varick Street, 4th Floor, New York, New York 10014, Attention: Richard A. Marmet.

ARTICLE VI

A director of this Corporation shall to the fullest extent permitted by the BCL as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its shareholders for damages (whether monetary or otherwise) for breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the BCL as the same exists or may hereafter be amended. Neither any amendment nor repeal of this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Any amendment, repeal or modification of this Article VI, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VII

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of this Corporation, provided, however, that the shareholders of this Corporation may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with this Certificate of Incorporation or any amendment or supplement thus adopted by the shareholders.

ARTICLE VIII

For the management of the business and for the conduct of the affairs of this Corporation, and in further definition, limitation, and regulation of the powers of this Corporation and of its directors and of its shareholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of this Corporation is vested in its Board of Directors. The phrase “whole Board” and the phrase “total number of directors” will be deemed to have the same meaning, to wit, the total number of directors which this Corporation would have if there were no vacancies. Elections of directors need not be by written ballot unless the Bylaws of this Corporation so provides.

2. After the original or other Bylaws of this Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 601 of the BCL, and, after this Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of this Corporation may be exercised by the Board of Directors of this Corporation; provided, however, that any provision for the classification of directors of this Corporation for staggered terms pursuant to Section 704 of the BCL will be set forth in an initial Bylaw or in a Bylaw adopted by the shareholders of this Corporation entitled to vote unless provisions for such classification will be set forth in this Certificate of Incorporation.

3. Whenever this Corporation is authorized to issue only one class of stock, each outstanding share will entitle the holder thereof to notice of, and the right to vote at, any meeting of shareholders. Whenever this Corporation is authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Certificate of Incorporation will entitle the holder thereof to the right to vote at any meeting of shareholders except as the provisions of Section 804 of the BCL shall otherwise require; provided, that no share of any such class which is otherwise denied voting power will entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with this Certificate of Incorporation or any amendment or supplement thus adopted by the shareholders.

ARTICLE IX

To the fullest extent permitted by the BCL, this Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of this Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. This Corporation will advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification. This Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

Subject to any rights of holders of any series of Preferred Stock as set forth herein, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of a outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Meetings of shareholders may be held within or without the State of New York, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of New York at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation; provided, however, that the shareholders of this Corporation may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with this Certificate of Incorporation or any amendment or supplement thus adopted by the shareholders.

ARTICLE XI

This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE XII

This Corporation will have perpetual existence.

In the event that any provision of this Certificate of Incorporation (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and will remain enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Incorporation to be executed on its behalf by a duly authorized officer, this 16th day of March, 2001.

BEST CELLARS INC.

/s/ Rebecca Parish	By:	/s/ Richard A. Marmet
Secretary		Name: Richard A. Marmet
Title: Co-CEO

CT-07	1010316000606

CT-07

RESTATED CERTIFICATE OF INCORPORATION

OF

BEST CELLARS INC.

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, NY 10104-0012

DRAWD

010316000

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on December 13, 2010.

/s/ Daniel E. Shapiro
Daniel E. Shapiro First Deputy Secretary of State

Rev. 06/07

CT-07	070921000628

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BEST CELLARS INC.

(UNDER SECTION 805 OF THE NEW YORK BUSINESS CORPORATION LAW)

The undersigned, a natural person at least eighteen (18) years of age, for the purpose of amending the certificate of incorporation pursuant to the Business Corporation Law of the State of New York, DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is BEST CELLARS INC. (the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed with the New York Department of State on July 14, 1995; a Certificate of Amendment of the Certificate of Incorporation of the Corporation was filed with the New York Department of State on May 23, 1996; and a Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) was filed with the New York Department of State on March 16, 2001.

THIRD: The Certificate of Incorporation is hereby amended to (A) alter the conversion terms of all shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation, and (B) provide for the conversion of each issued and outstanding share of Preferred Stock into three (3) shares of Common Stock.

FOURTH: To effect the foregoing change, Article IV, Section B (Rights, Preferences and Restrictions of Preferred Stock), Subsection 3 (Conversion) is deleted in its entirety and replaced with a new Article IV, Section B, Subsection 3 which states:

“Each share of Series A Convertible Preferred Stock issued and outstanding on the date this Certificate of Amendment changing the conversion terms is filed with the Secretary of State of the State of New York (the “Filing Date”) shall be converted into three (3) shares of Common Stock, par value $0.01 per share, of the Corporation effective on the Filing Date. After giving effect to said conversion, (a) all shares of Series A Convertible Preferred Stock (“Terminated Preferred Stock”) converted into shares of Common Stock shall be cancelled; and (b) each certificate that previously represented shares of Terminated Preferred Stock shall thereafter represent that number of shares of Common Stock into which the shares of Terminated Preferred Stock represented by such stock certificate(s) shall have been converted; provided, that each person holding of record stock certificate(s) that previously represented shares of Terminated Preferred Stock shall receive, upon surrender of such stock certificate(s) to the Corporation, new stock certificate(s) evidencing and representing the number of shares of Common Stock into which the shares of Terminated Preferred Stock represented by such certificate(s) shall have been converted.”

This Amendment of the Certificate of Incorporation was authorized by a vote of the majority of the Board of Directors of the Corporation at a meeting held on September 10, 2007, followed by the vote of a majority of the holders of all of the outstanding shares of Preferred Stock and a vote of a majority of the holders of all of the outstanding shares of Common Stock of the Corporation at a meeting held on September 18, 2007.

IN WITNESS WHEREOF, I have made, executed, and subscribed this Amendment of the Certificate of Incorporation this 18th day of September, 2007, and affirm that the statements contained herein are true under penalties of perjury.

/s/ Daniel Dickson
Daniel H. Dickson
Director, President, and CEO

CT-07	070921000 628

Certificate of Amendment

Of the

Certificate of Incorporation

Of

BEST CELLARS INC.

UNDER SECTION 805 OF THE

BUSINESS CORPORATION LAW

*****

Reitler Brown & Rosenblatt LLC 800 Third Avenue 21st Floor New York NY, 10022 Cst ref # 7030822 my

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on December 13, 2010.

/s/ Daniel E. Shapiro
Daniel E. Shapiro First Deputy Secretary of State

Rev. 06/07

CT-07	071004000362

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BEST CELLARS INC.

(UNDER SECTION 805 OF THE NEW YORK BUSINESS CORPORATION LAW)

It is hereby certified that:

1. The name of the Corporation is BEST CELLARS INC. (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on July 14, 1995; a Certificate of Amendment of the Certificate of Incorporation of the Corporation was filed by the Department of State on May 23, 1996; a Restated Certificate of Incorporation of the Corporation was filed by the Department of State on March 16, 2001; and a Certificate of Amendment of the Certificate of Incorporation was filed by the Department of State on September 21, 2007.

3. The aggregate number of shares which the Corporation is currently authorized to issue is 18,300,000. The Corporation is currently authorized to issue 15,000,000 shares of Common Stock at $0.01 par value. Of the currently authorized Common Stock, 12,025,765 are issued and 2,974,235 are unissued. Each of the 12,025,765 issued shares of Common Stock will be changed on a one (1) for twenty (20) basis. In connection with the change in the issued Common Stock, the Corporation’s unissued shares of Common Stock will be changed on a 4.841147723 for one (1) basis. As a result of such change, the Corporation shall have 601,289 issued shares of Common Stock and 14,398,711 unissued shares of Common Stock.

4. Paragraph FOURTH (A) of the Certificate of Incorporation is hereby amended to read as follows:

“(A) Classes of Stock.

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that this Corporation is authorized to issue is Fifteen Million (15,000,000) shares, with a par value of $0.01 per share. The total number of shares of Preferred Stock that this Corporation is authorized to issue is Three Million, Three Hundred Thousand (3,300,000) shares, with a par value of $0.001 per share.”

5. This Amendment of the Certificate of Incorporation was authorized by a vote of the majority of the Board of Directors of the Corporation at a meeting held on September 10, 2007, followed by the vote of a majority of the holders of all of the outstanding shares of Preferred Stock and a vote of a majority of the holders of all of the outstanding shares of Common Stock of the Corporation at a meeting held on September 18, 2007.

IN WITNESS WHEREOF, I have made, executed, and subscribed this Amendment to the Certificate of Incorporation this 3rd day of October, 2007, and affirm that the statements contained herein are true under the penalties of perjury.

/s/ Daniel H. Dickson
Daniel H. Dickson
Director, President, and CEO

CT-07	071004000362

CT -07

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF BEST CELLARS INC. (UNDER SECTION 805 OF THE NEW YORK BUSINESS CORPORATION LAW) Cust Ref # 7030822mc

Reitler Brown & Rosenblatt LLC 800 Third Avenue 21st Floor New York NY, 10022

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on December 13, 2010.

/s/ Daniel E. Shapiro
Daniel E. Shapiro First Deputy Secretary of State

Rev. 06/07

071101000862

Certificate of Merger

of

Best Cellars Inc.

into

BCI MergerSub, Inc.

Under Section 904 of the Business Corporation Law

November 1, 2007

It is hereby certified upon behalf of each of the constituent corporations herein named, as follows:

FIRST: The Board of Directors of each of the constituent corporations has duly adopted a plan of merger setting forth the terms and conditions of the merger of said corporations.

SECOND: The name of the constituent corporation which is to be the surviving corporation, and which is hereinafter sometimes referred to as the “surviving constituent corporation”, is Best Cellars Inc. The date upon which its certificate of incorporation was filed by the Department of State is July 14, 1995.

THIRD: The name of the other constituent corporation, which is being merged into the surviving constituent corporation, and which is hereinafter sometimes referred to as the “merged constituent corporation”, is BCI MergerSub, Inc. The date upon which its certificate of incorporation was filed by the Department of State is August 29, 2007.

FOURTH: As to each constituent corporation, the plan of merger sets forth the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on the plan of merger, and the specification of each class and series entitled to vote as a class on the plan of merger, as follows:

BCI MergerSub, Inc.

Class of Shares	Number of Outstanding Shares	Entitled to vote on Merger
Common	100	Yes

Best Cellars Inc.

Class of Shares	Number of Outstanding Shares	Entitled to vote on Merger
Common	6,405,004	Yes

FIFTH: The merger herein certified was authorized in respect of the surviving constituent corporation by vote at a duly called meeting of holders of outstanding shares of the corporation entitled to vote on the plan of merger, having not less than the minimum requisite proportion of votes, which has been given in accordance with section 615 of the Business Corporation Law of the State of New York. Written notice has been given as and to the extent required by the said section 615.

SIXTH: The merger herein certified was authorized in respect of the merged constituent corporation by the written consent of holders of outstanding shares of the corporation entitled to vote on the plan of merger, having not less than the minimum requisite proportion of votes, which has been given in accordance with section 615 of the Business Corporation Law of the State of New York. Written notice has been given as and to the extent required by the said section 615.

SEVENTH: The effective date of the merger herein certified shall be the first day of November, 2007.

IN WITNESS WHEREOF, the parties have executed this Certificate of Merger as of the date first written above.

BEST CELLARS INC.

By: /s/ Daniel Dickson
Daniel Dickson
President

BCI MERGERSUB, INC.

By: /s/ Christopher McGarry
Christopher McGarry
President

DRAWDOWN CONTINENTAL #04	071101000 862

CERTIFICATE OF MERGER

OF

BEST CELLARS INC.

INTO

BCI MERGERSUB, INC.

UNDER SECTION 904 OF THE

BUSINESS CORPORATION LAW

FILER:

AKIN GUMP STRAUSS HAUER & FELD LLP

590 MADISON AVE

NEW YORK, NY 10022